SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a 6(e)(2))

                         NATIONAL SCIENTIFIC CORPORATION
                ------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11:

       (1)   Title of each class of securities to which transaction applies;

       (2)   Aggregate number of securities to which transaction applies;

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.);

       (4)   Proposed maximum aggregate value of transaction;

       (5)   Total fee paid.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

       (1)   Amount previously paid:

       (2)   Form, Schedule or Registration Statement Number:

       (3)   Filing party:

       (4)   Date filed.

                         NATIONAL SCIENTIFIC CORPORATION
                         14455 N. HAYDEN RD., SUITE 202
                            SCOTTSDALE, ARIZONA 85260

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 26, 2002

To the Shareholders of National Scientific Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of National Scientific Corporation, a Texas corporation (NSC), will be held on Tuesday, February 26, 2002, at the Chaparral Suites Hotel, 5001 North Scottsdale Rd., Scottsdale, Arizona 85250, at 8:00 a.m., local time, for the following purposes:

     1. To elect five directors to the Board of Directors to serve for a one-year term.

     2. To ratify the appointment of Hurley & Company to serve as the auditors for the Company for the fiscal year ending September 30, 2002.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on December 31, 2001 (the "Record Date"), are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Shares may be voted at the Annual Meeting only if the holder is present or represented by proxy. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company's corporate headquarters for any purpose germane to the Annual Meeting during ordinary business hours for ten (10) days prior to the Annual Meeting.

A copy of NSC's Annual Report to Shareholders, which includes audited financial statements, is included with this mailing, which is being first mailed on approximately the date shown below. Management and the Board of Directors cordially invite you to attend the Annual Meeting.

                                              By Order of the Board of Directors

                                              /s/ Sam H. Carr

                                              Sam H. Carr, Secretary

Phoenix, Arizona
January 21, 2002

SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY. A PRE-ADDRESSED ENVELOPE IS PROVIDED FOR THEIR CONVENIENCE. SHAREHOLDERS ARE ENCOURAGED TO VOTE REGARDLESS OF WHETHER OR NOT THEY ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

                         NATIONAL SCIENTIFIC CORPORATION
                       14455 NORTH HAYDEN ROAD, SUITE 202
                         SCOTTSDALE, ARIZONA 85260-6947

                                 PROXY STATEMENT
                       2002 ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 26, 2002


     This Proxy Statement is furnished by the Board of Directors of National Scientific Corporation, a Texas corporation (the "Company" or "NSC"), in connection with the solicitation of proxies to be used for the purposes of voting at the 2002 Annual Meeting of Shareholders (the "Annual Meeting") of the Company. The Annual Meeting will be held on Tuesday, February 26, 2002, at 8:00 a.m., local time at the Chaparral Suites Hotel, 5001 North Scottsdale Road, Scottsdale, Arizona 85250.

SOLICITATION AND VOTING OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials related to the Annual Meeting were mailed on or about January 21, 2002, to shareholders of record at the close of business on December 21, 2001 (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof, either in person or by valid proxy. As of the Record Date, there were outstanding 48,328,067 shares of common stock, $.01 par value per share (the "Common Stock") of the Company.

     Shareholders are entitled to one vote for each share of Common Stock held of record on each matter of business to be considered at the Annual Meeting. Ballots cast at the Annual Meeting will be counted by the Inspector of Elections and determinations of whether a quorum exists and whether the proposals are approved will be announced at the Annual Meeting. The five nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as a director of the Company.

     All valid proxies received before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his, her or its proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no specification is indicated and authority to vote is not specifically withheld, the shares will be voted (i) "for" the election of the persons named in the proxy to serve as Directors; and (ii) "for" the ratification of Hurley & Company as the independent auditors of the Company. The Inspector of Elections will treat abstentions and broker non-votes received as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to the beneficial owners of the outstanding Common Stock. In addition to soliciting proxies by mail, proxies may be solicited by personal interview or telephone. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending a written notice of revocation to the Secretary of the Company at its corporate offices. The corporate offices of the Company are located at 14455 North Hayden Road, Suite 202, Scottsdale, Arizona 85260 and its telephone number is (480) 948-8324.

     The information included herein should be reviewed in conjunction with the financial statements, notes to financial statements, independent accountants' report and other information included in the Company's 2001 Annual Report to Shareholders that was mailed with this Proxy Statement to all shareholders of record on the Record Date. The Board of Directors knows of no other matters that may be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                              ELECTION OF DIRECTORS

     The Board of Directors of NSC (the "Board") has recommended the number of directors to be elected for the coming year be set at four. The Board recommends that the shareholders elect the nominees named below as directors of NSC for the ensuing year and until their successors are elected and qualified. The persons named in the enclosed form of proxy intend to vote for the election of the five nominees listed below. Mr. Ross is currently the Chairman of the Board, and Mr. Grollman, Mr. Martin and Mr. Carr also currently serve as directors. Each nominee has indicated a willingness to serve, but in the event any one or more of such nominees for any reason should not be available as a candidate for director, votes cast will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be determined by the holders of such proxy. The Board knows of no reason to anticipate that any of the nominees will not be a candidate at the Meeting.

NAME                  CURRENT POSITION WITH NSC                             AGE
----                  -------------------------                             ---
Lou L. Ross           Chief Executive Officer and Chairman of the Board      72
Michael A. Grollman   President, Director                                    40
Sam H. Carr           Chief Financial Officer, Secretary, Director           45
Charles E. Martin     Director                                               42
William J. Keilen     Director                                               61


LOU L. ROSS

     Mr. Ross has served as Chairman of the Board of Directors since 1996 and assumed President & CEO duties in March 1998. From 1970 to 1975, Mr. Ross served as Chairman & CEO of Intel Malaysia, established Intel's Manila plant and started Intel's military products operation. From 1976 to 1996, Mr. Ross served in a technical consulting capacity for various electronics manufacturing firms, including Labelab and Advanced Semiconductor Engineering.

MICHAEL A. GROLLMAN

       Mr. Grollman became Chief Operation Officer of NSC in October 2000 and was elected to its Board in November 2000. Prior to joining NSC, Mr. Grollman was Regional Service Director of MicroAge, Inc. in Phoenix, Arizona beginning in 1998. He served as General Manager, Executive Vice President and Chief Technology Officer for Advanced Information Systems from 1987 to 1998.

SAM H. CARR

     Mr. Carr joined NSC as its Chief Financial Officer in October 2000 and was elected to its Board in November 2000. From 1997 to 2000, he served as Senior Vice President of Finance and Chief Financial Officer for e-dentist.com, formerly known as the Pentegra Dental Group, Inc. Prior to that, Mr. Carr was Chief Financial Officer and Chief Development Officer for a consolidator of podiatry practices.

CHARLES E. MARTIN

     Mr. Martin was appointed Director of NSC in December 2000. Since November 1999 he has been the President of Kinetic Thinking, a technology consulting firm. He served as the Chief Technology Officer for MicroAge from July 1997 until November 1999. Mr. Martin was employed by Solutions Consulting from July 1996 until July 1997. From February 1995 until July 1996 he worked as a consultant with Ernst & Young.

WILLIAM J. KEILEN

     Mr. Keilen has been nominated to serve as a Director of the Company. Mr. Keilen served as Vice President and Director of the Semiconductor Products Sector of Motorola since 1985. In 2001, Mr. Keilen retired in Phoenix, Arizona from Motorola. Mr. Keilen currently serves on several non-profit organization boards. He holds a bachelors degree from Michigan State University.

     The nominees receiving a plurality of votes by Common Shares present, in person or by proxy, at the Annual Meeting, if a quorum is present, will be elected as a director of the Company.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH NOMINEE FOR THE BOARD OF DIRECTORS.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The business of NSC is managed under the direction of the Board. The Board meets on a regularly scheduled basis to review significant developments affecting NSC and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met eight (8) times during fiscal 2001 and did not act by unanimous consent in lieu of any meetings. Each director attended in excess of 75% of the meetings held in 2001 by the Board and the committees of the Board on which such director served.

       At September 30, 2001, there was one committee of the Board. In December 2000, the Board established an audit committee (the "Audit Committee"), whose membership currently consists of Messrs. Martin and Grollman. NSC believes that Mr. Martin is "independent" as that term is used in Sections 303.01(B)(2)(a) and
(3) of the New York Stock Exchange Listing Standards, but that Mr. Grollman is not "independent" as that term is used in such standards. The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for, among other things, reviewing and discussing the audited financial statements with management, discussing with the Company's auditors information relating to the auditors' judgments about the quality of the Company's accounting principles, recommending to the Board of Directors that the Company include the audited financials in its Annual Report on Form 10-KSB and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities. Currently, the Audit Committee does not have a charter.

     Directors of NSC who are not employees of NSC are compensated at a rate of $2,000 per month and $100 per Board meeting. In addition, Board members are granted 5,000 restricted Common Shares upon their election to the Board, and are entitled to receive an additional 5,000 options to purchase Common Shares at the current market value in NSC at the end of each complete year serving as a Director. These options vest 12 months from the date of grant. The options granted under the 2000 Plan to directors who are not employees of the Company are intended to be "nonqualified options" under the Internal Revenue Code of 1986, as amended.

     The above standards of Board compensation were formally established in December 2000. Prior to the adoption of a formal policy, 20,000 restricted Common Shares were issued by NSC to Dr. Richard Kim, a former board member, in consideration of his services as a Director of NSC. Dr. Kim resigned from the Board in October 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information, as of the Record Date, concerning the beneficial ownership by (i) each director and nominee of the Company, (ii) each of the Company's executive officers, (iii) each person known to the Company to be the beneficial owner of more than five percent (5%) of NSC's outstanding Common Shares, and (iv) all directors and executive officers of the Company as a group. To the knowledge of the Company, all persons listed in the table have sole voting and investment power with respect to their shares, except to the extent that authority is shared by their respective spouses under applicable law.

                                                   NUMBER OF
                                                 COMMON SHARES       PERCENT OF
NAME AND ADDRESS OF                              BENEFICIALLY        OUTSTANDING
BENEFICIAL OWNER(1)                                OWNED(2)            SHARES
------------------------------------             ------------        -----------
Lou L. Ross                                      3,455,040(3)             8%
Majid Hashemi, Ph.D                                   --                  *
Michael A. Grollman                                781,000(4)             2%
Sam H. Carr                                        750,000(5)             2%
Charles E. Martin                                    5,000(6)             *
All executive officers and directors
  as a group (5 persons)                         4,999,040               12%

---------
* Less than 1%
(1) The business address for all directors and officers of the Company is c/o the Company, 14455 North Hayden Road, Suite 202, Scottsdale, Arizona 85260.
(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 48,328,067 shares of Common Stock outstanding as of December 31, 2001.
(3)  Includes 1,000,000 shares held by Mr. Ross' wife.
(4)  Includes 650,000 shares underlying currently exercisable stock options.
(5)  Includes 750,000 shares underlying currently exercisable stock options.
(6)  Includes 5,000 shares underlying currently exercisable stock options.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's outstanding Common Stock, to file certain reports of ownership with the Commission within specified time periods. Such officers, directors and shareholders are also required by Commission's rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of such forms all requirements received by it, or written representations from certain reporting persons, the Company believes that between October 1, 2000 and September 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding annual and long-term compensation for services rendered to the Company during the fiscal years ended September 30, 2001, 2000 and 1999 by the Chief Executive Officer of the Company and each other executive officer whose total salary and non-cash compensation exceeded $100,000 for the applicable fiscal periods.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                                       -----------------------------------
                                                                              OTHER ANNUAL
                                           FISCAL       SALARY       BONUS    COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR         ($)          ($)          ($)
--------------------------                 ------      --------      -----    ------------
Lou L. Ross, CEO, Chairman of the Board     2001        120,465        -            -
                                            2000        110,591        -            -
                                            1999         14,600        -            -

Michael A. Grollman, President (4)          2001        172,500        -         165,600
                                            2000           -           -            -
                                            1999           -           -            -

Sam H. Carr, CFO (1)                        2001        158,075        -         138,000
                                            2000           -           -            -
                                            1999           -           -            -

Majid Hashemi, President (1)(3)             2001        206,666        -         112,500
                                            2000        238,500        -       9,082,239(2)
                                            1999           -           -            -

Vernon M. Traylor                           2001           -           -            -
                                            2000        117,591        -         531,360(2)
                                            1999         68,700        -         216,000(2)

--------------
(1) Other compensation for Mr. Carr and Dr. Hashemi includes the value of options granted at an exercise price below the market value of the stock on the date of grant.

(2) Represents restricted Common Shares valued at 90% of the closing sales price for such shares on the date of issuance, which were issued in lieu of cash compensation.
(3) Dr. Hashemi served as the Company's President from September 1, 2000 to November 30, 2000. Dr. Hashemi is no longer employed by the Company.
(4) Includes 100,000 shares of restricted stock granted to Mr. Grollman in connection with his employment agreement.


                              EMPLOYMENT AGREEMENTS

     Throughout fiscal 2000, Mr. Ross was engaged as an independent contractor for the Company. As such, Mr. Ross was paid a monthly fee of $9,500, subject to cash availability. Effective December 1, 2001, Mr. Ross became an employee of the Company. Throughout fiscal 2001 and continuing into the current fiscal year, Mr. Ross served without a written contract and was paid $9,500 monthly. In addition, in connection with an equity transaction involving Mr. Ross and his spouse in September 1999, the Board granted Mr. Ross the right to receive 4% of the gross revenues of NSC. In partial consideration for the forgiveness of this right to 4% of NSC's future revenues, the Company agreed to issue 500,000 restricted shares of common stock in NSC to Mr. Ross. The 500,000 shares are subject to the terms of a Restricted Stock Award Agreement, which requires that the shares issued will be released only when the market price of the stock exceeds $2.50 per share.

     Subsequent to fiscal year end 2001, the Company granted Mr. Ross options to purchase an aggregate of 750,000 shares of common stock. These options consist of ten separate tranches of 75,000 shares each, whose exercise prices range from $1 to $10 per share, which vest when the previous five day average market price exceeds even dollar levels beginning with $1 per share through $10 per share.

     Dr. Hashemi was appointed President of NSC on September 1, 2000. Effective that date, Dr. Hashemi was contracted as an independent contractor to receive annual base compensation of $240,000, plus $12,000 annually to assist in the purchase of health insurance and other benefits. On September 1, 2000, he was paid $100,000 as an initial payment for contracting with NSC. In addition, he received one million restricted shares of Common Stock on September 1, 2000. His contract also called for three additional grants of Common Shares of 250,000 each on December 1, 2000, February 1, 2001 and April 1, 2001. The contract is a one-year contract with automatic renewals for one year unless either party chooses to terminate the contract. The stock issued and to be issued to Dr. Hashemi is to be returned to NSC should his contract be terminated by either party for any reason other than death on or before January 1, 2003.

     In the first quarter of fiscal 2001, Dr. Majid Hashemi and the Company executed an employment agreement that superceded his independent contractor agreement. Under his employment agreement Dr. Hashemi agreed to serve as the Division President of the California Division. His employment agreement contains the same terms as the previous contractor agreement, including a base annual salary of $252,000, the continuation of the stock awards, and a provision requiring return of the shares should his employment be terminated by either party for any reason other than death prior to January 1, 2003. As part of his employment agreement, he received 2,766,667 common stock options in exchange for 1,325,000 previously issued shares of common stock. This employment agreement represented a modification of his September 1, 2000 consulting agreement. The stock options, as valued under the Black-Scholes model, had a fair value of $3,478,000, and the returned stock had a fair value of $2,672,500 on the date of the exchange, resulting in a net charge to operations of $805,500. Additionally, $3,712,500 in deferred stock compensation, arising from the initial consulting agreement and being amortized over a 3-year service period, was expensed in full. In the fourth quarter of fiscal 2001, the Company rescinded the employment agreement, which included the stock option grant. As a result, the Company reversed the charge to compensation expense representing the original grant of vested options by $3,478,000. The net compensation expense associated with these transactions recognized in the financial statements during the fiscal year ended September 30, 2001 was $1,040,000, the difference between the amortization of the deferred stock compensation and the market value of the returned stock. Dr. Hashemi is no longer employed by the Company.

     Mr. Traylor served as an independent contractor for NSC until August 1, 2000. The terms of his agreement included a base compensation of $8,500 per month. Mr. Traylor is no longer affiliated with NSC.

     Mr. Grollman was engaged by NSC as an independent contractor from October 7, 2000 until November 30, 2000. He was paid $15,000 monthly for his services as an independent contractor. Effective December 1, 2000, Mr. Grollman became an employee of NSC under a one year contract to serve as NSC's Chief Operating

Officer. Mr. Grollman was promoted to President in April 2001. The contract automatically renews for additional one-year terms unless either party chooses to terminate. Mr. Grollman's contract calls for an annual gross salary of $180,000, payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Grollman 100,000 restricted Common Shares. Also on December 1, 2000, NSC granted Mr. Grollman 500,000 vested options to purchase Common Shares at the closing sales price of the Common Shares on December 1, 2000. Additional option grants are included in Mr. Grollman's employment contract for each whole dollar amount increase in the market value of NSC's Common Shares. The whole dollar amount increase is measured over a moving two-week average. For each whole dollar amount attained between $1 and $15 inclusive, Mr. Grollman will receive 75,000 options at the whole dollar amount option price. Mr. Grollman is also entitled to additional options at various but declining levels for increases in stock value up to $50 per Common Share. In the event of a change in control or sale of substantially all the assets of NSC, the employment agreement between Mr. Grollman and NSC automatically terminates, and Mr. Grollman is to receive one hundred fifty percent (150%) of the then current year's annual salary.

     Mr. Carr served NSC as an independent contractor from October 15, 2000 until November 30, 2000. He was paid $13,750 monthly for his services. Effective December 1, 2000, Mr. Carr became employed under a one year contract to serve as NSC's Chief Financial Officer. The contract automatically renews for additional one-year terms unless either party chooses to terminate. Mr. Carr's contract calls for an annual gross salary of $180,000, payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Carr 100,000 vested options to purchase Common Shares at a price equal to 25% of the closing price per share on December 1, 2000. Also on December 1, 2000, NSC granted Mr. Carr 500,000 vested options to purchase Common Shares at the closing sales price of the shares on December 1, 2000. Additional option grants are included in Mr. Carr's employment contract for each whole dollar amount increase in the market value of NSC's Common Shares. The whole dollar amount increase is measured over a moving two-week average. For each whole dollar amount attained between $1 and $15 inclusive, Mr. Carr will receive 75,000 options at the whole dollar amount option price. Mr. Carr is also entitled to additional options at various but declining levels for increases in stock value up to $50 per Common Share. In the event of a change in control or sale of substantially all the assets of NSC, the employment agreement between Mr. Carr and NSC automatically terminates, and Mr. Carr is to receive 150% of the then current year's annual salary.

               REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for, among other things, reviewing and discussing the audited financial statements with management, discussing with the Company's auditors information relating to the auditors' judgments about the quality of the Company's accounting principles, recommending to the Board of Directors that the Company include the audited financials in its Annual Report on Form 10-KSB and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities.

REVIEW OF AUDITED FINANCIAL STATEMENTS

     The Audit Committee, which was established in December 2000, does not yet have a charter. The Audit Committee met once during fiscal 2001, and again subsequent to the end of fiscal 2001. The Audit Committee has reviewed the Company's financial statements for the fiscal year ended September 30, 2001, as audited by Hurley & Company, the Company's independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed the audit process and results with Hurley & Company.

AUDIT FEES

     Hurley & Company billed the Company and its subsidiaries approximately $12,000 for the following professional services: audit of the annual financial statements of the Company for the fiscal year ended September 30, 2001, and review of the interim financial statements included in quarterly reports on Form 10-QSB for the quarterly periods ended December 31, 2000, March 31, and June 30, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage Hurley & Company to provide services to the Company regarding financial information systems design and implementation during the fiscal year ended September 30, 2001.

ALL OTHER FEES

     Hurley & Company billed the Company and its subsidiary approximately $21,474 for other services for the fiscal year ended September 30, 2001, for audit services in connection with the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

OTHER

     The Board of Directors has considered whether the provision of non-audit services is compatible with maintaining Hurley & Company's independence.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 2000, NSC loaned Lou L. Ross, the Company's Chairman, $200,000, for which he signed a ten percent (10%) note payable to NSC, with a due date of December 1, 2000. At September 30, 2000, NSC had recorded interest income and accrued interest receivable of $9,275. In December 2000, the Board authorized the extension of the loan to officer until December 1, 2001. At September 30, 2001, the Company had recorded interest income of $20,000 and accrued interest receivable of $29,275. In December 2001, the Board authorized the extinguishment of such indebtedness in return for 250,000 shares of NSC Common Stock held by Mr. Ross, together with the assignment to NSC of all rights to pursue recovery from an investment Mr. Ross made in a local manufacturer of firewall hardware, in exchange for the note and accrued interest. The 250,000 shares have a market value of $100,000 at September 30, 2001. As a result, compensation expense of $129,275 has been recorded for the year ended September 30, 2001 for the difference of the note including accrued interest and the value of common stock at September 30, 2001 to be returned.

     In September 1999, Mr. Ross purchased from NSC 1,580,040 shares of restricted Common Stock in exchange for 840,000 shares of Common Stock then held by him. In connection with this transaction, NSC agreed to pay to Mr. Ross 4% of NSC's gross revenues. In partial consideration for the forgiveness of this right to future revenues, the Company agreed to issue 500,000 restricted shares of NSC common stock to Mr. Ross. These shares are subject to a Restricted Stock Award Agreement that restricts the transfers of such shares until such time as the market price of the stock exceeds $2.50 per share. Subsequent to the fiscal year ended September 30, 2001, the Company granted Mr. Ross options to purchase an aggregate of 750,000 shares of common stock. These options consist of ten separate tranches, which vest when the previous five-day average market price of NSC common stock exceeds even dollar levels beginning with $2 per share through $10 per share. The option grants are for 75,000 shares each when the five-day average stock price exceeds even dollar amounts from $1 per share through $10 per share.

                APPROVAL AND RATIFICATION OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     The Board of Directors has selected Hurley & Company ("Hurley") as the independent public accountants for the Company for fiscal 2002, and recommends that the shareholders vote for ratification of such appointment. Shareholder ratification of the selection of Hurley as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Hurley for shareholder ratification as a matter of good corporate practice. Hurley has audited the Company's financial statements since fiscal 1998. Notwithstanding the selection, the Board, in its discretion,


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may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. A representative of Hurley is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires and to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS
                                    PROPOSAL.


                        PROPOSALS FOR NEXT ANNUAL MEETING

     Any shareholder who wishes to present any proposal for shareholder action at the next Annual Meeting of Shareholders to be held in 2003, must have been received by the Company's Secretary, at the Company's offices, not later than Friday, October 18, 2002, in order to be included in the Company's proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, 14455 North Hayden Road, Suite 202, Scottsdale, Arizona 85260. If a shareholder proposal is introduced at the 2001 Annual Meeting of Shareholders without any discussion of the proposal in the Company's proxy statement, and the shareholder does not notify the Company on or before Wednesday, November 20, 2002, as required by SEC Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2003 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notice of such proposal is to be sent to the above address.

                                              By Order of the Board of Directors

                                              /s/ Sam H. Carr, Secretary

                                              Sam H. Carr, Secretary

Dated January 21, 2002



                            REQUESTS FOR FORM 10-KSB

UPON WRITTEN REQUEST, NATIONAL SCIENTIFIC CORPORATION WILL FURNISH, WITHOUT CHARGE TO PERSONS SOLICITED BY THIS PROXY STATEMENT, A COPY OF OUR REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2001. REQUESTS SHOULD BE ADDRESSED TO: NATIONAL SCIENTIFIC CORPORATION, 14455 NORTH HAYDEN ROAD, SUITE 202, SCOTTSDALE, ARIZONA 85260, ATTENTION: SAM H. CARR.

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